Exhibit (d)(1)(T)

                                Andrew H. Meyers
                                 31 The Birches
                         Roslyn Estates, New York 11576

Kanders & Company, Inc.
Two Soundview Drive
Greenwich, CT 06830

Langer Partners, LLC
Two Soundview Drive
Greenwich, CT 06830

       Re: The Langer Biomechanics Group, Inc.; Exercise of Options; Loan

Dear Sirs:

      Reference is made to:

      (i) The Tender Offer Agreement (the "Tender Offer Agreement"), of even date herewith, by and among OrthoStrategies, Inc., a New York corporation ("OS"), OrthoStrategies Acquisition Corp., a New York corporation ("OrthoStrategies"), and The Langer Biomechanics Group, Inc., a New York corporation ("Langer"), pursuant to which OrthoStrategies will commence a tender offer for shares of common stock, par value $.02 per share, of Langer ("Common Stock");

      (ii) A Letter Agreement (the "Funding Agreement"), of even date herewith, among OS, Andrew H. Meyers ("Meyers"), Greg Nelson ("Nelson"), and Kanders & Company, Inc., a New York corporation ("Kanders & Co."), pursuant to which Meyers, Nelson, and Kanders & Co. agree to fund the amount required to consummate the transactions contemplated by the Tender Offer Agreement and related expenses in the amounts set forth in the Funding Agreement;

      (iii) The Option Agreement (the "Option"), of even date herewith, between OS and Langer, pursuant to which Langer granted OS, and OS's assigns, the right to purchase 1,400,000 shares of Common Stock at an exercise price of at least $1.525 per share; and

      (iv) A letter (the "Commitment Letter"), dated December 20, 2000, from State Bank of Long Island (the "Bank") to Meyers in which the Bank advised Meyers that the Bank has approved a line of credit for general working capital purposes in favor of Langer (the "Line of Credit"). The funding of the Line of Credit is subject to certain conditions, including the pledge by Meyers of $500,000 of collateral acceptable to the Bank (the "Meyers Collateral") and the signing of loan documentation.
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      1. I hereby  confirm  that if the Bank does not fund the Line of Credit or provide other funding satisfactory to each of you prior to the Closing, as defined in the Tender Offer Agreement, immediately upon the Closing, I will either (i) purchase 325,000 shares of Common Stock pursuant to the Option, (ii) loan to Langer the principal sum of $500,000, bearing interest at the rate of prime plus 1%, for a period of six months from the Closing Date on the same terms and conditions set forth in the Commitment Letter, or (iii) provide $500,000 as collateral to induce a bank other than the Bank to fund a $1,000,000 line of credit for general working capital purposes in favor of Langer.

      2. I confirm that I will take all actions required to be taken by me in order to induce the Bank to fund the Line of Credit, including providing the Meyers Collateral.

      3. I understand that Kanders & Co. is entering into the Funding Agreement in reliance upon this letter; accordingly, I agree that my obligations contained herein shall be irrevocable.

      4. This letter agreement shall be shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof). All actions and proceedings arising in connection with this letter agreement shall be tried and litigated only in the federal and state courts located in the County of New York, State of New York. I hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

      5. Any provision of this letter agreement may be amended or waived, if such amendment or waiver is in writing and signed by each of you. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for herein shall be cumulative and not exclusive of any rights or remedies provided by law.

      6. If any term or provision of this Agreement contravenes or is invalid under applicable law, this letter agreement shall be construed as if it did not contain such term or provision.

                                      Sincerely,


                                      Andrew H. Meyers